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                                                                   EXHIBIT 10.57

                              SETTLEMENT AGREEMENT

       This Settlement Agreement (this "Settlement"), dated August 11, 2003, is a full settlement of certain claims described below under that certain Tax Sharing Agreement dated July 1, 1996 and that certain Tax Separation Agreement dated April 6, 1998, as amended (together, the "Agreements"), between WMS Industries Inc., a Delaware corporation with offices located at 800 S. Northpoint Boulevard, Waukegan, Illinois 60085, and its subsidiaries, as applicable (collectively "WMS") and Midway Games Inc., a Delaware corporation with offices located at 2704 West Roscoe Street, Chicago, Illinois 60618, and its subsidiaries, as applicable (collectively "Midway"). Except as otherwise set forth herein, capitalized and defined terms used herein shall have the meanings set forth in the Agreements.

       WHEREAS, the parties to the Agreements desire to settle certain of their respective claims and obligations and exchange mutual releases with respect thereto:

       THEREFORE, in consideration of the terms and conditions and the mutual covenants herein, the sufficiency of which are acknowledged by the parties hereto, and intending to be legally bound hereby, the parties hereto agree to settle any and all claims under the Agreements based upon (1) WMS' fiscal 1998 and 1999 net operating loss carrybacks on its federal income tax returns for those years, and (2) Midway's fiscal year ended June 30, 2001 net operating loss carryback into WMS' fiscal 1997 federal income tax return (collectively, the "Disputed Items"), as follows:

   1. Immediately upon execution of this Settlement by the parties hereto, WMS shall pay to Midway by wire transfer of immediately available funds to an account specified by Midway the sum of Four Million Dollars ($4,000,000) (of which $3,686,182 shall be deemed to represent $10,531,949 of "Midway Net Operating Losses" recoverable by WMS as described below in subsections 1(a) and 1(b), $109,070 shall be deemed unrecoverable interest paid by WMS to Midway, and $204,748 shall be deemed unrecoverable consideration paid by WMS to Midway to settle claims under the Agreements relating to the Disputed Items).

         a.  At any time after (i) WMS has paid to Midway the sum set forth in
             Section 1 above; (ii) all matters related to the letter agreement between WMS and Midway dated September 24, 2001 have been resolved; and, (iii) Midway has utilized all net operating losses (including net operating losses generated after entering into this Settlement) other than the Midway Net Operating Losses ($10,531,949) to reduce Midway's federal income tax liability; if Midway has earnings that enable Midway to utilize all or any portion of the Midway Net Operating Losses to reduce its federal income tax liability, then Midway will pay to WMS, within thirty (30) days after the end of any fiscal quarter in which such utilization of the Midway Net Operating Losses is made, the federal income tax benefit received by Midway from such utilization. Should it later be determined that the fiscal quarter's benefit paid to WMS is not received in that fiscal year, WMS shall pay

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             Midway within thirty (30) days after Midway's fiscal year end, the funds previously paid to WMS; provided, however the Midway Net Operating Losses related to such benefit paid to WMS and then subsequently repaid to Midway shall remain subject to this Settlement.

         b. In addition, in the event of a change in control of Midway at any time after WMS has paid to Midway the sum set forth in Section 1 above, Midway shall repay to WMS Three Million Six Hundred Eighty Six Thousand One Hundred Eighty Two Dollars ($3,686,182), or portion thereof, not theretofore repaid to WMS by Midway under
             Section 1(a) above. For purposes of the previous sentence, a change of control of Midway shall mean any of the following events: (i) any person or group becomes the beneficial owner directly or indirectly of more than 50% of Midway's outstanding voting stock;
             (ii) the current members of Midway's Board of Directors cease to constitute the majority of the Board, other than by voluntary retirement or voluntary resignation; (iii) Midway consolidates with or merges with or into another person or entity such that former Midway stockholders own less than 50% of the surviving entity; or
             (iv) Midway conveys, transfers, leases or otherwise disposes of all or substantially all of Midway's assets to any person or entity.

         c. Notwithstanding anything to the contrary in this Settlement, in no event shall the total amount payable by Midway under Sections 1(a) and 1(b) above together exceed Three Million Six Hundred Eighty Six Thousand One Hundred Eighty Two Dollars ($3,686,182).

   2.  Confidentiality.

         a. The existence and terms and conditions of this Settlement and the basis for any claims, demands, or negotiations giving rise to this Settlement are confidential. The parties shall not communicate this confidential information to any entity or person, other than to the directors, officers, employees, agents and representatives of the respective parties hereto who need to know such information for the purposes set forth in this Settlement or except as required by law, rule or regulation or expressly permitted in this Section 2.

         b. Neither party shall, without the prior written approval of the other party, make any press release or other public announcement concerning the existence or terms and conditions of this Settlement, the negotiations preceding this Settlement or details of the basis of this Settlement, or the transactions being contemplated by this Settlement, except to the extent that any such party shall be so obligated by the rules and regulations of the Securities and Exchange Commission or other government laws, rules, or regulations, or by any other government authority (e.g., a gaming authority) having jurisdiction over either of the parties hereto.

   3. This Settlement has been freely and voluntarily entered into and no oral or written representations or promises of any kind, unless specifically contained in this Settlement,

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       have been made or relied upon by either party. Each of the parties represents that the performance of any obligation imposed on it by this Settlement does not conflict with any other agreement to which it is a party.

   4.  Release.

         a. Each of the parties hereto irrevocably and unconditionally releases and forever discharges and acquits the other party (and its agents, officers, employees, directors, shareholders, attorneys and any affiliated or related companies, including parent companies, subsidiaries, divisions, successors, and assigns), from any and all claims, charges, liabilities, debts, demands, obligations, damages, grievances and causes of action of whatsoever kind, at law or in equity, whether accrued, contingent, inchoate, known or unknown, suspected or unsuspected, based upon facts, whether known or unknown, existing as of the date of this Settlement, which such party has, had or may have in the future against the other party under the Agreements based upon the Disputed Items. This release shall not preclude or otherwise limit either party from exercising its rights, in law and in equity, arising out of its obligations under this Settlement.

         b. The parties hereto covenant and agree not to sue, to file a charge, to make a claim or demand, to commence or maintain, or assist or otherwise participate (except, as required by law, to give testimony), in any action or proceeding of any kind in any court, before any government agency or in any other forum or to accept any money, benefit, or other relief from any proceeding, which would be precluded by this release, whether brought directly by either party or brought by any other person, agency or entity which would provide relief or benefit to that party, and agree to indemnify the other party against all liability, costs and expenses and attorney's fees in the event it breaches this release and covenant not to sue.

   5. This Settlement embodies the full, complete and entire understanding of the parties of all of the terms and conditions with respect to the matters related thereto, and may not be altered, superseded, or otherwise modified except in writing signed by the party to be charged. This Settlement is binding on the parties hereto and their respective representatives, successors, agents and assigns.

   6. Each of the parties hereto represents and warrants to the other party that such party has full power and authority to enter into this Settlement, intending to be fully bound hereby.

   7. This Settlement shall be governed by and construed in accordance with, the laws of the State of Illinois, without giving effect to the conflict of laws principles thereof.

   8. This Settlement may be executed in counterparts, including counterparts transmitted by facsimile, each of which is deemed to be an executed original even if all signatures do not appear on the same counterpart.

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   9.  This Settlement does not modify that certain letter agreement between WMS and Midway dated September 24, 2001. Except with respect to claims released under the Agreements through this Settlement, the Agreements remain in full force and effect.

IN WITNESS HEREOF, the undersigned execute this Settlement as of the date first written above.


MIDWAY GAMES INC.                         WMS INDUSTRIES INC.
a Delaware corporation                    a Delaware corporation


/s/ Thomas E. Powell                      /s/ Scott Schweinfurth
-------------------------------------     --------------------------------------
Thomas E. Powell                          Scott Schweinfurth
Executive Vice President- Finance,        Executive Vice President,
Treasurer and Chief Financial Officer     Chief Financial Officer and Treasurer